Exhibit 8.2
[Letterhead of Sullivan & Cromwell LLP]
July 15, 2009
IPC Holdings, Ltd.,
     29 Richmond Road,
          Pembroke, HM 08 Bermuda.
Ladies and Gentlemen:
     We have acted as counsel to IPC Holdings, Ltd., a Bermuda exempted company (“IPC”), in connection with (i) its planned amalgamation (the “Amalgamation”) with Validus Ltd., a Bermuda exempted company and wholly-owned subsidiary of Validus Holdings, Ltd., a Bermuda exempted company (“Validus”), pursuant to the Agreement and Plan of Amalgamation, dated as of July 9, 2009, between IPC, Validus Ltd. and Validus and (ii) the preparation and filing by Validus with the Securities and Exchange Commission, on or about the date hereof, of the registration statement on Form S-4, as amended, with respect to the Amalgamation (the “Registration Statement”) and the joint proxy statement / prospectus of IPC and Validus included therein (the “Prospectus”). We hereby confirm to you that, in our opinion, insofar as they purport to describe provisions of United States federal income tax law, the statements set forth under the heading “Material U.S. Federal Income Tax Consequences” in the Prospectus are, subject to the assumptions, conditions and qualifications set forth therein, accurate in all material respects.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Material U.S. Federal Income Tax Consequences” in the Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ SULLIVAN & CROMWELL LLP